                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        TURNER BROADCASTING SYSTEM, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        TURNER BROADCASTING SYSTEM, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        TURNER BROADCASTING SYSTEM, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   TO BE HELD

                                  JUNE 9, 1995

     The Annual Meeting of the Shareholders of Turner Broadcasting System, Inc. will be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, on Friday, June 9, 1995, commencing at 9:00 a.m., local time.

     At the meeting, the shareholders will be asked to:

          1. Elect fifteen directors to serve for the ensuing year or until their successors are duly elected and have qualified;

          2. Consider and act upon a proposal to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1995;

          3. Consider and act upon a proposal to amend the Turner Broadcasting System, Inc. 1993 Stock Option and Equity-Based Award Plan to increase the number of shares of the Company's Class B Common Stock as to which stock options and other equity-based awards may be granted;

          4. Consider and act upon a shareholder proposal, if properly presented at the meeting, concerning the limitation of the location of annual meetings of shareholders of the Company; and

          5. Transact any other business which may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on April 24, 1995 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Please mark, sign and date the enclosed proxy form and mail it promptly in the accompanying envelope. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares.

                                          By Order of the Board of Directors

                                          STEVEN W. KORN
                                          Secretary

Atlanta, Georgia
April 28, 1995

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        TURNER BROADCASTING SYSTEM, INC.

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 9, 1995

     This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Turner Broadcasting System, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Friday, June 9, 1995, in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m. local time, and any adjournments thereof. All shareholders are encouraged to attend the Annual Meeting. Your proxy is requested, however, whether or not you attend in order to assure maximum participation and to expedite the proceedings.

     At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. You may revoke your proxy at any time prior to its being voted at the Annual Meeting by delivering a new duly executed proxy with a later date or by delivering written notice of revocation to the Secretary of the Company prior to the day of the Annual Meeting, or by appearing and voting in person at the Annual Meeting. It is anticipated that this proxy statement and accompanying proxy will first be mailed to the Company's shareholders on or about May 1, 1995. The Company's 1994 Annual Report to its shareholders is also enclosed and should be read in conjunction with the matters set forth herein. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. No solicitation is planned beyond the mailing of this proxy material to shareholders.

     The principal executive offices of the Company are located at One CNN Center, Atlanta, Georgia 30303.

                                 VOTING SHARES

     Only shareholders of record as of the close of business on April 24, 1995 will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 24, 1995, the Company had outstanding 68,330,388 shares of its Class A Common Stock, par value $.0625 per share (the "Class A Common Stock"), 137,484,790 shares of its Class B Common Stock, par value $.0625 per share (the "Class B Common Stock"), and 12,396,976 shares of its Class C Convertible Preferred Stock, par value $.125 per share (the "Class C Preferred Stock"). Holders of the Class A Common Stock, the Class B Common Stock and the Class C Preferred Stock are entitled to vote on every matter submitted to the shareholders, voting together as a single class except as to matters on which separate class voting is required by law or by the Company's Restated Articles of Incorporation (hereinafter, the "Articles of Incorporation" or the "Articles"). Each share of Class A Common Stock entitles the holder thereof to two votes, each share of Class B Common Stock entitles the holder thereof to one-fifth vote and each share of Class C Preferred Stock entitles the holder thereof to vote as though they held the six shares of the Class B Common Stock currently underlying each share of the Class C Preferred Stock (i.e., one and one-fifth votes per share of Class C Preferred Stock).

     Directors are elected by a plurality of the votes cast (see "I. Election of Directors" regarding separate class voting for the two classes of the Company's directors). Holders of the Class A Common Stock, the Class B Common Stock and the Class C Preferred Stock will vote together as a single class on all other matters coming before the Annual Meeting. Action on the ratification of the Company's independent accountants (Item II hereof), and approval of a shareholder-proposed resolution (Item IV hereof) will be approved if the votes cast in favor of each such action exceed the votes cast opposing the action. To comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the proposed amendment to the Turner Broadcasting System, Inc. 1993 Stock Option and Equity-Based Award Plan (Item III hereof) must be approved by the affirmative vote of the holders of a majority of the shares of all three of the Company's outstanding classes of stock, voting as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote. Except with respect to Item III, abstentions and broker non-votes will not be included in the total number of votes cast and therefore will have no effect on the outcome of the vote. With respect to the proposal set forth in Item III hereof, shares voted as abstaining will, pursuant to Rule 16b-3, be treated as present and entitled to vote, thus having the effect of "No" votes, while broker non-votes will have no effect on the outcome of the vote on these matters.

                            I. ELECTION OF DIRECTORS

     Under the terms of the Company's Articles of Incorporation, so long as at least four million shares of the Class C Preferred Stock are outstanding, the Company's Board of Directors shall consist of fifteen members, except that such number is subject to automatic adjustment under those circumstances and during those time periods that holders of any other class or series of the Company's preferred stock have rights to elect members of the Board of Directors. Other than the Class C Preferred Stock, there are no classes or series of preferred stock outstanding which provide a present right to the holders thereof to elect directors. Holders of the Class A Common Stock and holders of the Class B Common Stock (such two classes hereinafter referred to collectively as the "Common Stock") are entitled to vote as a separate class for the election of eight of the fifteen directors (the "Common Stock Directors"), and holders of the Class C Preferred Stock are entitled to vote as a separate class for the election of the remaining seven directors (the "Class C Directors").

NOMINATION AND VOTING ARRANGEMENTS

     Certain agreements which were entered into in connection with the Company's issuance and sale in June 1987 of units of its securities comprised of shares of the Class B Cumulative Preferred Stock and the Class C Preferred Stock (the "Units Offering") contain provisions with respect to the selection of and voting for nominees for election as directors of the Company. Pursuant to the terms of a Shareholders' Agreement dated as of June 3, 1987, as amended as of April 15, 1988 (the "Shareholders' Agreement"), among the investors in the Units Offering (the "Units Investors"), Mr. R. E. Turner and the Company, the Units Investors and Mr. Turner have agreed to vote their respective shares of Common Stock, if any, for the election of the Common Stock Directors nominated by the Board of Directors. The Shareholders' Agreement terminates as to any Units Investor upon that investor's sale of all of its shares of the Class C Preferred Stock, and terminates as to all parties upon the first to occur of (i) the date on which one or more of the Units Investors purchases Mr. Turner's interest in the Company, (ii) the date on which less than four million shares of Class C Preferred Stock remain outstanding (the "Termination Date"), and (iii) with respect to the voting provisions, the twentieth anniversary of the date of the Shareholders' Agreement (unless extended by the parties).

     The following Units Investors (or their successors in interest), who in the aggregate held approximately 92% of the outstanding shares of Class C Preferred Stock at February 28, 1995, are also parties to a Voting Agreement dated as of June 3, 1987 (the "Voting Agreement"): Liberty Broadcasting, Inc. (a subsidiary of Tele-Communications, Inc., which is hereinafter referred to as "TCI"), Time TBS Holdings, Inc. (a subsidiary of Time Warner Inc., which, together with its predecessor, is hereinafter referred to as "TWI"), United Artists Investments, Inc., United Cable Television Corporation (hereinafter referred to collectively as the "TWI/TCI Group"), Warner Cable Communications, Inc. ("Warner Cable") and Continental Cablevision, Inc. ("Continental"). Under the terms of the Voting Agreement, which terminates upon the earlier of the Termination Date and the twentieth anniversary of the date of the agreement, the TWI/TCI Group is entitled to nominate in the aggregate five of the seven Class C Directors, and Warner Cable and Continental are each entitled to nominate one Class C Director. Subsequent to the date of the Voting Agreement, Warner Cable has become an affiliate of TWI and both United Artists Investments, Inc. and United Cable Television Corporation have become direct wholly-owned subsidiaries of United Artists Entertainment Company ("UAE"), which is an affiliate of TCI. Additionally, each of the parties to the Voting Agreement has agreed to vote all of the Class C Preferred Stock owned by it for the election of the Class C Directors so nominated (and, if so requested by the nominating party, to vote for, or cause its nominees who serve as Class C Directors to vote for, the removal of any Class C Director nominated by such requesting party).

     TWI, Time TBS Holdings, Inc., TCI, Liberty Broadcasting, Inc., United Artists Investments, Inc. and United Cable Television Corporation are also parties to an agreement dated as of June 3, 1987 (the "TWI/TCI Agreement"), which, among other things, provides that of the five Class C Directors nominated by the TWI/TCI Group, two are to be nominated by TWI and its controlled affiliates (the "TWI Group") and three by TCI, United Artists Investments, Inc. and United Cable Television Corporation and their respective controlled affiliates (the "TCI Group") until parity is reached as between these groups in the ownership of the Class C Preferred Stock, at which time these groups shall each nominate the same number of Class C Directors. The TWI/TCI Agreement terminates in its entirety upon the earliest of (i) such date as either the TWI Group or the TCI Group no longer owns any voting securities of the Company, (ii) the twentieth anniversary of the date of the agreement, (iii) the date Mr. Turner sells his interest in the Company to a third party and (iv) the Termination Date.

NOMINEES FOR COMMON STOCK DIRECTORSHIPS

     The Common Stock Directors of the Board of Directors have nominated the eight individuals named below for election as Common Stock Directors of the Company. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as Common Stock Directors of the Company, each to serve until the next annual meeting of shareholders and until his or her respective successor shall be duly elected and shall qualify. As previously noted under the caption "Nomination and Voting Arrangements," R. E. Turner and those Units Investors who hold Common Stock have agreed to vote their shares of Common Stock for the election of such nominees, thereby assuring the election of such nominees.

     The Board of Directors expects that each of the nominees will be available to stand for election and serve as director. However, in the event a vacancy among the original nominees occurs prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees named by the Common Stock Directors and for the remaining nominees.

     The following is a brief description of the business experience of each of the nominees for Common Stock directorships during the past five years:

          R. E. Turner, age 56, has been Chairman of the Board, President and controlling shareholder of the Company since 1970. Mr. Turner also serves as a director of TCI.

          Henry L. (Hank) Aaron, age 61, served as Vice President -- Director of Player Development of Atlanta National League Baseball Club, Inc. ("ANLBC") from 1976 until December 1989, at which time he became Senior Vice President of ANLBC. Mr. Aaron has also served as Assistant to the President of ANLBC since September 1989, and as Vice President -- Business Development of the CNN Airport Network since August 1992. Mr. Aaron has been Vice President -- Community Relations and a director of the Company since 1980. He was previously a professional baseball player.

          W. Thomas Johnson, age 53, was appointed as a Common Stock Director in September 1990. He joined the Company in 1990 as Vice President -- News and as President of Cable News Network, Inc. Previously, Mr. Johnson was Chairman of the Los Angeles Times from 1989 until joining the Company, and also Vice Chairman of the Times Mirror Company from 1987 until joining the Company. From 1980 until 1989, he served as Publisher and Chief Executive Officer of the Los Angeles Times.

          Rubye M. Lucas, age 59, has been a director of the Company since 1981. She is President of the William D. Lucas Fund, Inc., established in 1979 to honor her late husband Bill Lucas, a former general manager of the Atlanta Braves, by providing college scholarships to high school seniors who plan to play baseball, and assists in fund raising for the National Association for the Advancement of Colored People and the United Negro College Fund. In addition, she is employed by the Company to serve as Director of the Atlanta Project for the Company. Previously, she was employed as a teacher by the Atlanta Board of Education from 1965 to 1990.

          Terence F. McGuirk, age 43, has served as Executive Vice President of the Company since 1990 and as a director since 1987. Previously, he was a Vice President of the Company from 1979 to 1990. Mr. McGuirk joined the Company in 1972 as an account executive.

          Brian L. Roberts, age 35, has been a Common Stock Director of the Company since January 1989. Mr. Roberts has served as President of Comcast Corporation ("Comcast") since February 1990 and as a director of Comcast since June 1988. From June 1987 he had served as Executive Vice President of Comcast. Prior to becoming Executive Vice President, he served as a Vice President of Operations for a division of Comcast from November 1984 to May 1987. Mr. Roberts also serves as a director of QVC Network, Inc., Comcast Cablevision of Philadelphia, Inc. and Storer Communications, Inc.

          Scott M. Sassa, age 36, has been a Common Stock Director of the Company since September 1992. Mr. Sassa has served as Vice
     President -- Entertainment Networks of the Company since 1990 and in 1994, his title was changed to Vice President -- Turner Entertainment Group. Mr. Sassa also serves as President of Turner Entertainment Group, Inc., having previously served as Executive Vice President of Turner Network Television, Inc. from 1988 until 1990. Prior to that time, he served as Vice President of New Business Development of Ohlmeyer Communications Company from 1987 until 1988.

          Robert Shaye, age 55, has been a Common Stock Director of the Company since April 1994. Mr. Shaye serves as Chairman and Chief Executive Officer of New Line Cinema Corporation ("New Line"), a wholly-owned subsidiary of the Company since January 28, 1994. Mr. Shaye has served as President or Chairman and Chief Executive Officer of New Line since its inception in 1967.

NOMINEES FOR CLASS C DIRECTORSHIPS

     The Class C Directors of the Board of Directors of the Company have nominated the seven individuals named below for election as Class C Directors of the Company. See "Nomination and Voting Arrangements" with respect to the selection of these nominees and agreements among certain holders of the Class C Preferred Stock with respect to the election thereof. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the seven nominees named below as Class C Directors of the Company, each to serve until the next annual meeting of shareholders and until his respective successor shall be duly elected and shall qualify.

     The Board of Directors expects that each of the nominees will be available to stand for election and to serve as director. However, in the event a vacancy among the original nominees occurs prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees named by the Class C Directors and for the remaining nominees.

     Of the nominees for Class C directorships, Messrs. Fuchs, Malone and Neher have served as Class C Directors since June 3, 1987. The following is a brief description of the business experience of each of the nominees for Class C directorships during the past five years:

          Peter R. Barton, age 44, has served as a Class C Director since April 1994. Mr. Barton has served as President of Liberty Media Corporation since 1990. Prior to that time, he served as Senior Vice President of TCI from 1988 until March 1991 and President of Cable Value Network from 1986 to 1988. Mr. Barton also serves as a director of QVC Network, Inc. and BET Holdings, Inc.

          Joseph J. Collins, age 50, has served as a Class C Director since June 1988. Mr. Collins has served as Chairman and Chief Executive Officer of Time Warner Cable, now a division of Time Warner Entertainment Company, L.P. ("TWE"), since September 1989. TWE is a limited partnership in which TWI holds a 63.27% equity interest. Mr. Collins previously served as Chairman of the Board and Chief Executive Officer of American Television and Communications Corporation, a TWI subsidiary which was a predecessor of Time Warner Cable, from June 1988 until September 1992.

          Michael J. Fuchs, age 49, joined Home Box Office ("HBO"), a former TWI subsidiary and now a division of TWE, in 1976, and has served as Chairman and Chief Executive Officer of HBO since October 1984. Mr. Fuchs also serves as a director of Marvel Entertainment Group, Inc.

          Gerald M. Levin, age 55, has served as a Class C Director since February 1992. Mr. Levin has served as Chairman and Chief Executive Officer of TWI since January 1993, having served as President and Co-Chief Executive Officer of TWI from February 1992 until assuming his present positions. He had previously served as the Vice Chairman of the Board of TWI since July 1988 and as Chief Operating Officer of TWI since May 1991. Mr. Levin is a director of TWI and a member of the Board of Representatives of TWE.

          John C. Malone, age 54, has served as President and Chief Executive Officer and as a director of TCI since 1973. Mr. Malone also serves as a director of The Bank of New York Company, Inc. and BET Holdings, Inc.

          Timothy P. Neher, age 47, has served as Vice Chairman of the Board of Continental since January 1991 and as a director of Continental since 1982. Previously, he had served as President and Chief Operating Officer of Continental from 1985 through 1990, as Executive Vice President from 1982 to 1985 and as Vice President and Treasurer from 1980 to 1982.

          Fred A. Vierra, age 63, has served as a Class C Director since January 1992. Mr. Vierra has served as the Executive Vice President of TCI since December 1991, and since 1994 has also served as Chairman and Chief Executive Officer of TCI International Holdings. Prior to that time, he served as the President and Chief Operating Officer of United Artists Entertainment from May 1989 through December 1991, and as President and Chief Operating Officer of United Cable Television Corporation from 1982 to May 1989. Mr. Vierra also serves as a director of Boettcher Venture Capital, L.P.

     The individuals above were nominated in accordance with the provisions set forth in the Voting Agreement and the TWI/TCI Agreement previously discussed under the caption "Nomination and Voting Arrangements," as follows: TCI Group nominees -- Peter R. Barton, John C. Malone and Fred A. Vierra; TWI Group nominees -- Joseph J. Collins and Michael J. Fuchs; Warner Cable nominee -- Gerald M. Levin; and Continental nominee -- Timothy P. Neher.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains certain information as of February 28, 1995 concerning shares of the Company's Class A Common Stock and Class B Common Stock owned by (i) all the directors and nominees, (ii) the named executive officers listed in the Summary Compensation Table, and (iii) all directors, nominees and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission (the "SEC"), generally a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. Thus, more than one person may be deemed a beneficial owner of the same security. Because holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class C Preferred Stock generally vote together on matters other than the election of directors, with each share of Class A Common Stock having two votes, each share of Class B Common Stock having one-fifth vote and each share of Class C Preferred Stock having one and one-fifth votes, the percentages of such combined voting power held by the persons listed in the table below are reflected in a separate column. Except as otherwise noted, the persons referred to below had sole voting and investment power with respect to the shares set forth as beneficially owned by them.

                                                                                               % OF
                                                                     SHARES                  COMBINED
                                                     TITLE OF     BENEFICIALLY      % OF      VOTING
             NAME OF BENEFICIAL OWNER               SECURITIES       OWNED          CLASS     POWER
- --------------------------------------------------  ----------    ------------      -----    --------
R. E. Turner......................................    Class A       55,092,254(1)    80.6      61.5
                                                      Class B       30,634,968(1)    22.3       3.4
Henry L. Aaron....................................    Class B              333(2)     *        *

                                                                                               % OF
                                                                     SHARES                  COMBINED
                                                     TITLE OF     BENEFICIALLY       % OF     VOTING
             NAME OF BENEFICIAL OWNER               SECURITIES       OWNED           CLASS    POWER
- --------------------------------------------------  ----------    ------------       -----   --------
Peter R. Barton...................................    Class A              600(3)      *        *
                                                      Class B              300(3)      *        *
Joseph J. Collins.................................     NA              NA             NA       NA
Michael J. Fuchs..................................     NA              NA             NA       NA
W. Thomas Johnson.................................    Class B          233,799(4)      *        *
Gerald M. Levin...................................     NA              NA             NA       NA
Rubye M. Lucas....................................    Class A              400         *        *
                                                      Class B              386(5)      *        *
John C. Malone....................................     NA              NA             NA       NA
Terence F. McGuirk................................    Class B          372,466(6)      *        *
Timothy P. Neher..................................    Class A            5,000(7)      *        *
                                                      Class B           15,000(7)      *        *
Brian L. Roberts..................................     NA              NA             NA       NA
Scott M. Sassa....................................    Class B          188,395(8)      *        *
Robert Shaye......................................    Class B        4,925,961(9)    3.6        *
Fred A. Vierra....................................    Class A              950         *        *
All directors and executive officers as a group
  (24 persons)....................................    Class A       55,099,426      80.6     61.6
                                                      Class B       36,614,690(10)  26.6      4.1

- ---------------

   * Indicates beneficial ownership of less than 1.0%.
 (1) Includes (a) 559,962 shares of Class A Common Stock and 559,962 shares of Class B Common Stock owned by Turner Outdoor, Inc., an affiliated corporation which is wholly-owned by Mr. Turner, (b) 3,000,000 shares of Class B Common Stock as to which Mr. Turner has voting control but not dispository control, (c) 2,180,894 shares of Class B Common Stock held by a charitable remainder unitrust, as to which shares Mr. Turner shares voting and dispositive control, (d) 500,000 shares of Class B Common Stock owned by Mr. Turner's wife and (e) 5,000,000 shares of Class B Common Stock held by the Turner Foundation, Inc. Mr. Turner disclaims beneficial ownership of those shares which are held by his spouse and the Turner Foundation, Inc.
 (2) Represents 333 shares which are subject to purchase upon exercise of options.
 (3) All of such shares are held in trust for the benefit of Mr. Barton's children.
 (4) Includes 219,999 shares which are subject to purchase upon exercise of options.
 (5) Includes 333 shares which are subject to purchase upon exercise of options.
 (6) Includes 314,999 shares which are subject to purchase upon exercise of options.
 (7) Includes 2,500 shares of Class A Common Stock and 2,500 shares of Class B Common Stock held in trust for the benefit of Mr. Neher's children.
 (8) Includes 171,666 shares which are subject to purchase upon exercise of options.
 (9) Includes (a) 107,348 shares held in trusts for Mr. Shaye's family which are subject to voting control by Mr. Shaye, (b) 214,696 shares held in trust by Mr. Shaye for his children, (c) 176,544 shares owned by Mr. Shaye's spouse,
     (d) 49,637 shares held by a private foundation, (e) 31,295 shares held by the 401(k) defined contribution plan of New Line in which Mr. Shaye has a vested interest and (f) 2,058,088 shares which are subject to purchase upon exercise of options. Mr. Shaye disclaims beneficial ownership of those shares which are held of record by his spouse, his children, by trusts for the benefit of family members and the private foundation.
(10) Includes an aggregate of 2,995,385 shares which are subject to purchase upon the exercise of options held by directors and executive officers of the Company.

     Except as discussed below under the caption "Security Ownership of Certain Beneficial Owners," the Company knows of no person other than Mr. Turner who, as of February 28, 1995, owns beneficially more than 5% of any class of the Company's outstanding Common Stock. Mr. Turner's address is One CNN Center, Atlanta, Georgia 30303.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table contains certain information as of February 28, 1995 concerning shares of the Company's Class C Preferred Stock and Class B Common Stock beneficially owned by each person (other than the person set forth in the preceding table under the caption "Security Ownership of Management") known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of these classes of securities, and reflects information presented in each such person's Schedule 13D or Schedule 13G and amendments (if any) thereto as filed with the SEC and provided to the Company. Because holders of the Class C Preferred Stock generally vote together with the holders of the Common Stock on matters other than election of directors, the percentages of the combined voting power represented by the persons listed in the table below are reflected in a separate column. Because the Class C Preferred Stock is convertible into Class B Common Stock at a present conversion rate of six shares of Class B Common Stock for each share of Class C Preferred Stock, the percentages of Class B Common Stock which would be held by the persons listed below if their presently outstanding shares of Class C Preferred Stock were presently converted are reflected in a separate column. Except as otherwise noted, the persons referred to below had sole voting and investment power with respect to the shares set forth as beneficially owned by them.

                                           CLASS C                 CLASS B             % OF
                                       PREFERRED STOCK           COMMON STOCK        CLASS B       % OF
                                     -------------------     --------------------     COMMON     COMBINED
                                     BENEFICIAL    % OF      BENEFICIAL     % OF       UPON       VOTING
    ADDRESS OF BENEFICIAL OWNER      OWNERSHIP     CLASS     OWNERSHIP      CLASS   CONVERSION    POWER
- -----------------------------------  ---------     -----     ----------     -----   ----------   --------
Tele-Communications, Inc.(1).......  6,087,080(2)  49.1 %    30,111,320(2)  21.9 %     31.5%        7.7%(3)
  5619 DTC Parkway
  Englewood, Colorado 80111
Time Warner Inc.(1)................  4,890,457(4)  39.4 %    25,349,085(5)  18.4 %     25.8%        6.4%(6)
  Time & Life Bldg.
  Rockefeller Center
  New York, New York 10022
The Capital Group Companies,                --       --      16,947,930(7)  12.3 %       NA         1.9%
  Inc..............................
  333 South Hope Street
  Los Angeles, California 90071

- ---------------

(1) These entities are, directly or through subsidiaries, Units Investors and are parties to certain agreements entered into in connection with the Units Offering, including (a) the Shareholders' Agreement, which provides for certain voting and disposition arrangements with respect to the parties' respective equity interests in the Company, and (b) an Investors' Agreement, which provides for certain conversion and disposition arrangements with respect to the Class C Preferred Stock held by the Units Investors. By virtue of such agreements and certain other agreements hereinafter referenced in this footnote, such entities may be deemed, together with the other parties to such respective agreements, to constitute "groups" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) for purposes of determining beneficial ownership of the Class C Preferred Stock and the Class B Common Stock. Except as set forth in the table above and as otherwise acknowledged in these footnotes, each of the above entities disclaims beneficial ownership of the shares owned by any other persons in such "groups." These entities may also be deemed to constitute a group for purposes of Section 13(d)(3) by virtue of an agreement entered into by these and certain other parties in connection with the Units Offering, which contains provisions relating to the acquisition, disposition and voting of the Company's securities. In addition, by virtue of a Voting Agreement entered into in connection with the Units Offering among subsidiaries of these entities and certain other Units Investors, such companies might constitute a group for the purposes of Section 13(d)(3).
(2) Consists of shares (Class C Preferred Stock and Class B Common Stock, respectively) held by entities in which TCI claims beneficial ownership, including United Cable Turner Investment, Inc. (5,820,452 and none), Communication Capital Corporation (none and 29,237,671), TCI Turner Preferred, Inc. (119,099 and 47,100), TCI TKR of Southern Kentucky, Inc. (none and 372,711), and TKR Cable Company (147,529 and 453,838).

(3) The percentage of combined voting power includes 225,000 shares of Class A Common Stock held by TCI Turner Preferred, Inc.
(4) Consists of shares held by entities in which TWI claims beneficial ownership, including Time TBS Holdings, Inc. (4,221,619) and Warner Cable Communications Inc. (668,838).
(5) Consists of shares held by entities in which TWI claims beneficial ownership, including American Television and Communications Corporation (17,010,889), Time Warner Operations, Inc. (4,881,687), Warner Cable Communications Inc. (1,991,310) and Warner Communications, Inc. (1,465,199).
(6) The percentage of combined voting power includes 254,100 shares of Class A Common Stock held by Warner Communications, Inc.
(7) Certain operating subsidiaries of The Capital Group, Inc. exercised investment discretion over various institutional accounts which held, as of December 31, 1994, 16,947,930 shares of the Company's Class B Common Stock. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 6,942,250 of said shares. Capital Research and Management Company and Capital International, Inc., registered investment advisors, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 8,371,590, 111,140, 1,425,640 and 97,280 shares, respectively, of the above-referenced shares.

BOARD MEETINGS

     The Board of Directors met on four occasions during 1994 and took action by unanimous written consent in lieu of meeting on five occasions. Each of the directors with the exception of Fred Vierra and John C. Malone attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served, in each case during the periods that he or she served.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company is paid an annual retainer fee of $5,000. All directors receive a fee of $500 for each meeting of the Board of Directors attended and a fee of $300 for each committee meeting attended.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee may exercise the full powers of the Board of Directors during the intervals between meetings of the Board, except as otherwise provided by law, the Company's By-Laws, or resolution of the full Board of Directors. The Executive Committee did not meet during 1994. The present members of this committee are Messrs. R. E. Turner, Gerald M. Levin and John C. Malone.

     The Audit Committee is responsible for overseeing the financial reporting process, including the Company's internal controls. Additionally, the committee is responsible for recommending the independent accountants for appointment by the Board, subject to ratification by the shareholders, and for reviewing the scope and results of the Company's audits with the Company's internal auditors and independent accountants. The present members of the Audit Committee are Messrs. Peter R. Barton, Joseph J. Collins and Brian L. Roberts. This committee met three times in 1994.

     The Stock Option and Compensation Committee, which met twice and took action by unanimous written consent in lieu of meeting four times in 1994, is responsible for reviewing matters relative to and making recommendations to the Board concerning compensation of the Company's officers, directors and employees. The present members of the Stock Option and Compensation Committee are Messrs. Michael J. Fuchs, Timothy P. Neher, Brian L. Roberts and Fred A. Vierra.

     The Planning Committee, which took action by unanimous written consent in lieu of meeting seven times during 1994, is responsible for studying and making recommendations to the Board with respect to the Company's development and future business objectives. The present members of the Planning Committee are Messrs. R. E. Turner, Michael J. Fuchs, W. Thomas Johnson, Terence F. McGuirk, Scott M. Sassa, Fred A. Vierra and Robert Shaye, and Mrs. Rubye M. Lucas.

     The Finance Committee, which met once and took action by unanimous written consent in lieu of meeting seven times during 1994, is responsible for examining the Company's financial position and policies and making reports and recommendations to the Board with respect thereto. The present members of the Finance Committee are Messrs. Joseph J. Collins, John C. Malone, Terence F. McGuirk and Timothy P. Neher.

                             EXECUTIVE COMPENSATION

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's compensation policies applicable to its executive officers and specifically Mr. R. E. Turner, the Company's Chairman, President and Chief Executive Officer, are administered by the Stock Option and Compensation Committee (the "Committee") of the Company's Board of Directors, the current members of which are non-employee directors of the Company. The compensation policies adopted by the Committee are designed to enhance the overall strength and financial performance of the Company, both by aligning the financial interests of the Company's executive officers with those of its shareholders and by retaining and rewarding talented executives who are critical to the long-term success of the Company's complex and globally competitive businesses. A significant portion of the executive compensation is directly related to the financial results of the Company, although individual contributions and accomplishments are also considered in the determination of compensation.

     The Company's executive compensation program as administered by the Committee consists primarily of (i) annual cash compensation, the components of which are base salary and an annual variable cash incentive ("bonus") which is currently paid pursuant to the Turner Incentive Plan (the "TIP"), and (ii) long-term incentive compensation consisting of stock options and a long-term incentive opportunity payable in cash at the end of a three-year period currently administered under the Company's Long-Term Incentive Plan (the "LTIP").

     The Committee reviews the level of total compensation for the Company's executives annually as well as when circumstances require a more frequent review, such as when an executive's duties and responsibilities substantially change. The Committee in general has attempted to set annual compensation for the Company's executives at substantially the median level for similarly situated executives in the entertainment industry; however, the Committee has deemed it necessary in certain cases and with respect to the named executive officers (other than Mr. Turner and Mr. Shaye) to pay higher compensation to retain executives who can contribute greatly to the Company's long-term plans. On the basis of an annual survey conducted by the Company's outside executive compensation consultants, the Committee has compared the Company's executives' base salaries, short-term and long-term incentive compensation and stock option grants with the compensation awarded to executives of fourteen companies in the media and entertainment business. Six of the fourteen companies are among the peer group companies used in the comparative performance graphs appearing after this report (two of the peer group companies did not participate in the survey in 1994). In order to review a broad range of compensation packages for executives in the entertainment business, the Committee elected to review companies in addition to those included in the performance graphs. Certain of those additional companies are either divisions of larger entities or internationally-based companies and could not be included in the Company's peer group for purposes of the performance graphs.

  Base Salaries

     The base salaries of the named executive officers of the Company other than Mr. Turner were increased in 1994 in connection with the execution by these executives of employment agreements with the Company or, in the case of Mr. Shaye, a subsidiary of the Company. In 1993, the Committee determined it to be in the best interest of the Company to secure the employment of certain of its key executive officers through the execution of employment agreements with such officers. By the beginning of 1994, the Company had entered into four-year employment contracts with Messrs. McGuirk, Sassa and Johnson. The base compensation paid to Messrs. McGuirk, Sassa and Johnson under their employment agreements in 1994 was in approximately the upper third of the pay range for similarly situated executives in the entertainment industry and it will be increased by approximately five percent each year during the four-year employment term for each executive. The base salary of Mr. Shaye was negotiated in connection with a new five-year employment contract which he signed with New Line Cinema Corporation ("New Line") upon the Company's acquisition of New Line in January 1994. The base salary paid to Mr. Shaye in 1994 is competitive with similarly situated executives in the film production and distribution business. Mr. Shaye's employment agreement provides for a five percent increase in base compensation each year during the term. While the Company intends to continue its practice of establishing annual cash compensation for its executives at substantially the median level for similarly-situated executives in the entertainment industry, the Committee will maintain the flexibility to pay higher compensation to retain executives who are important to the Company's long-term success.

  Annual Incentive Compensation

     The second major component of executive compensation is annual incentive compensation which is paid under the TIP. Under this plan, the Company's executive officers and other key employees have the opportunity to earn performance bonuses. The Committee establishes target bonuses each year which are expressed as a percentage of the base salary of the respective employee. The amount of the performance bonus that was paid in 1994 to the named executive officers other than Mr. Shaye was based upon the Company's actual operating income results as compared to the budgeted level for the year. The Committee elected to use operating income (which is defined as income before amortization of purchased programming, depreciation and amortization of goodwill and other intangibles, non-cash amortization of certain acquisition purchase adjustments, interest expense, interest income, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes) as the relevant annual target because it is a measure which can be affected by the performance of the executive officers of the Company. For an executive officer of the Company, other than the named executive officers, the bonus opportunity is also based, in part, on the achievement of certain annual goals by the operating unit managed by that executive officer. Despite the revenue and income increases for the Company in 1994, the performance bonuses paid to all executive officers under the TIP for 1994 were slightly less than the targeted amounts as the Company's actual operating income for the year fell short of the budgeted goal established by the Committee.

     In 1994, Mr. Shaye's annual performance bonus was based in part on the operating income results of the Company for the year and in part on the operating income results of New Line. The bonus payment to Mr. Shaye in 1994 was slightly less than the maximum bonus which he could have earned; New Line achieved its budgeted operating income goal for 1994 but the Company's actual operating income for 1994 was less than the budgeted goal established by the Committee.

     As an executive officer's level of responsibility increases, a greater portion of his or her total annual compensation is based upon incentive compensation under the TIP (or a similar arrangement pursuant to an employment agreement) and less is derived from base salary. The bonus opportunity for the executive officers other than Mr. Turner and Mr. Shaye can range from 20 to 80 percent of their base salaries, with a majority of the target bonuses in the 20 to 30 percent range. Under his employment agreement, Mr. Shaye's bonus opportunity can range from 25 to 125 percent of his base salary, depending upon the financial performance of New Line and the Company. Mr. Turner's annual bonus is discussed below.

  Long-Term Incentive Compensation

     The Company's long-term incentive compensation for its executives currently consists of (i) a cash opportunity payable for succeeding three-year cycles and
(ii) annual grants of stock options or other equity-based awards. In fixing these long-term incentive opportunities under the LTIP, the Committee has worked with its outside executive compensation consultant and reviewed the published long-term incentive compensation survey conducted by that consultant for approximately 270 participating companies across a broad spectrum of industries. Due to the small number of companies in the entertainment industry and the possibility of one company having undue influence on the comparative results, the Committee reviewed the long-term incentive compensation awards of companies in a wide variety of industries. This also allowed the Committee to analyze a broad range of approaches to long-term incentive compensation.

     The LTIP cash opportunity in 1994 was based upon the Company's operating performance during the years 1992 through 1994. The cash award, which was established to comprise approximately 25% of the long-term incentive opportunity for each executive officer, including Mr. Turner but excluding Mr. Shaye, was paid upon completion of the Company's 1994 financial results. The projected cash award was payable only to the extent that the Company met or exceeded benchmark goals set by the Committee for compounded growth in operating income and in revenue over the three-year cycle, with 75% of such cash compensation based upon the achievement of benchmark operating income levels, and the remaining 25% based upon the achievement of targeted revenue levels. The benchmark goals were determined by the Committee on the basis of the Company's three-year strategic plan for the years 1992 through 1994. At the end of the three-year period in 1994, the Company had achieved a compounded growth in operating income for that period just below the maximum goal and a compounded growth in revenue for that period which exceeded the maximum target. The resulting cash awards for the executive officers of the Company were near the maximum of 50 percent above the target awards.

     For purpose of future long-term incentive compensation awards under the LTIP, the Committee has established goals for compounded growth in operating income and revenue for the 1995 through 1997 LTIP cycle. The goals are based upon the Company's preliminary strategic plan for that three-year period.

     The Committee believes that through the use of stock options or other equity-based awards, executives' interests are directly tied to enhancing shareholder value. Stock options are granted at the fair market value of the underlying stock as of the date of grant and, with only certain exceptions, become exercisable over a four-year vesting schedule and have a term of ten years. The stock options provide value to the recipients only when the price of the Company's stock increases above the option grant price. In May 1994, the Committee granted stock options to executive officers as well as to other executives and key employees at the Company. With respect to the Company's executives, the Committee, with the assistance of its outside consultant, used the Black-Scholes option pricing method to calculate the aggregate value of each option grant in order to place the Company's executives close to median levels of long-term incentive compensation in effect at the 270 surveyed companies. The Committee's objective in granting stock options is to provide recipients with a competitive award opportunity based on the aggregate exercise price of the shares subject to the stock option. The Committee did not consider the number of stock options currently held by an executive or employee in determining individual stock option awards in 1994. The Committee approved an option grant schedule for 1994 awards based on the estimated requirements for competitive long-term compensation opportunities and an employee's base salary. The schedule was used as a guide in determining a "typical" award for each eligible employee (including the named executive officers). Each award may vary based upon experience, achievements and anticipated future contributions to the Company of each individual.

     In connection with Mr. Shaye's execution of an employment agreement with New Line at the time of the Company's acquisition of New Line in January of 1994, the Company made a special grant of stock options to Mr. Shaye. Such grant was made, in part, to ensure Mr. Shaye's continued employment with New Line through the execution of an employment agreement. Approximately one-half of the stock options granted to Mr. Shaye in 1994 will vest only if certain annual performance goals are met by New Line. In 1994, the Company also awarded Mr. Shaye 50,000 shares of the Company's Class B Common Stock which are restricted and thus subject to forfeiture in certain circumstances until the restrictions lapse on December 31, 1995.

  Chairman and Chief Executive Officer Compensation

     Mr. Turner's compensation consists of three components: base salary, an annual bonus under the TIP and cash payments under the LTIP. The Committee has set Mr. Turner's base salary at slightly below the median level for industry chief executive officers. This is primarily due to Mr. Turner's status, unusual in the industry, as the Company's largest shareholder (thus entitling him, among other things, to certain dividend income) and is consistent with his long-standing desire to leave value in the Company. Rather than increase

Mr. Turner's base salary in 1994, his target bonus opportunity was increased so that more of his annual compensation was "at risk" and based upon the financial results of the Company. Mr. Turner's targeted annual bonus was increased to 67 percent of his base salary in 1994, resulting in an annual compensation package 40% of which is based upon the Company's achievement of the operating income goal established under the TIP. As discussed above, payments under the TIP to the Company's executive officers were slightly below the targeted level for 1994.

     The Committee excluded Mr. Turner from the stock option grant program under the LTIP because of his position as the controlling shareholder of the Company. Mr. Turner did participate in the LTIP for the 1992 through 1994 cycle for purposes of the cash opportunity thereunder. He received a payout under the LTIP based upon the Company's compounded growth in operating income and revenue for the years 1992 through 1994 as previously described. At the end of such period, the Company had achieved a compounded growth in operating income for the period just below the maximum goal established by the Committee and a compounded growth in revenue for the period which exceeded the maximum goal established by the Committee. Mr. Turner's payment under the LTIP was nearly 50 percent above the target award level.

  Corporate Tax Deduction for Executive Compensation

     During 1993, Section 162(m) of the Internal Revenue Code was enacted to limit to $1 million per year the corporate deduction for compensation paid to each of a corporation's chief executive officer and the four other most highly compensated executive officers, unless certain requirements are met. To the extent compensation is "performance-based" as defined by the Internal Revenue Code, it is excluded from the calculation of the amount of deductible compensation.

     In an effort to preserve the deductibility of compensation paid to the Company's executive officers, the Company's executive compensation plans and performance criteria used for payments thereunder were approved by the Company's shareholders in 1994. In the future, the Committee will try to structure compensation plans to ensure deductibility while still preserving the Company's ability to attract and retain qualified executives and the Committee's discretion in balancing the effectiveness of the Company's compensation plans against the broader issue of achieving its strategic plans, as well as the materiality of any lost deduction.

  Summary

     Each Committee member is personally familiar with compensation levels in the entertainment and communications fields, and based on this familiarity, bolstered by the various survey results provided by the Company's outside executive compensation consultants, the Committee is satisfied that the annual cash compensation levels for 1994, as well as the payments under the Company's long-term incentive plan, stock option grants and awards of restricted stock, were appropriate and consistent with the Company's compensation policies.

     This report has been provided by the Stock Option and Compensation Committee of the Company's Board of Directors, the members of which are as follows:

          Michael J. Fuchs                     Brian L. Roberts
          Timothy P. Neher                     Fred A. Vierra

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1994 (these individuals, collectively the "named executive officers"), for the fiscal years ended December 31, 1994, 1993 and 1992.

                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                             ------------------------------------------   -----------------------------------------
                                                                          RESTRICTED    SECURITIES                    ALL OTHER
       NAME AND                                         OTHER ANNUAL        STOCK       UNDERLYING        LTIP       COMPENSATION
  PRINCIPAL POSITION   YEAR  SALARY ($)  BONUS ($)     COMPENSATION($)    AWARDS($)     OPTIONS (#)  PAYOUTS($)(1)      ($)(2)
- ---------------------- ----  ----------  ----------   -----------------   ----------    -----------  --------------  ------------
R. E. Turner.......... 1994     945,000     596,030             --                --             0       810,219         105,400
  Chairman of the      1993     925,096     471,685             --                --             0                       141,621
  Board, President and 1992     765,554     341,921             --                --             0                       136,631
  Chief Executive
  Officer
Terence F. McGuirk.... 1994     856,298     596,030             --                --        40,000       699,735          97,867
  Executive Vice       1993     770,913   1,388,230(3)          --                --       500,000                       111,555
  President            1992     683,779     252,723             --                --        40,000                       112,022
Scott M. Sassa........ 1994     805,000     596,030             --                --        35,000       338,819          86,369
  Vice President --    1993     513,942   1,000,445(4)          --                --       500,000                        71,467
  Turner Entertainment 1992     432,365     127,057             --                --        25,000                        65,006
  Group
W. Thomas Johnson..... 1994     704,495     323,427             --                --        30,000       456,669          79,269
  Vice President --    1993     456,431     813,115(5)          --                --       300,000                        63,057
  News                 1992     434,553     127,511             --                --        25,000                        66,100
Robert Shaye(6)....... 1994   1,384,615   1,512,482        106,027(7)      1,000,000(8)  2,100,000            --         201,284
  Chairman and Chief
  Executive Officer,
  New Line Cinema
  Corporation

- ---------------

(1) The amounts shown in this column represent payouts under the Long-Term Incentive Plan for the period January 1, 1992 through December 31, 1994. Compounded growth in the Company's operating income determines 75% of the cash award and the remaining 25% is based upon targeted revenue levels. The benchmark goals were determined by the Stock Option and Compensation Committee on the basis of the Company's three-year strategic plan for 1992 through 1994. For the three-year cycle, the Company exceeded the established benchmark goals. Actual cash payments for the three-year period ending December 31, 1994 were made in the first quarter of 1995, after 1994 financial results were available.
(2) The amounts shown in this column for 1994 represent Company contributions in 1994 to the Retirement Savings Plan, the Supplemental Benefit Plan (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the Retirement Savings Plan), the Supplemental Executive Retirement Plan (defined contribution plan for a select group of management and highly compensated individuals), and the Life Insurance Program, respectively, as follows: Mr. Turner -- $9,270, $53,110, $41,814 and $1,206; Mr. McGuirk -- $9,270, $46,703, $37,543 and $4,351; Mr.
     Sassa -- $9,270, $40,487, $33,399 and $3,213; Mr. Johnson -- $9,270,
     $35,268, $29,920 and $4,811; and Mr. Shaye -- $8,333, $72,365, $55,231 and
     $65,355.
(3) This bonus amount includes 22,000 shares of Class B Common Stock valued at $27.125 per share granted in connection with Mr. McGuirk's execution of an employment agreement with the Company and a special cash bonus to defray the tax liability associated with such stock grant. See "Executive Compensation -- Employment Agreements".
(4) This bonus amount includes 16,700 shares of Class B Common Stock valued at $27.125 per share granted in connection with Mr. Sassa's execution of an employment agreement with the Company and a special cash bonus to defray the tax liability associated with such stock grant. See "Executive Compensation -- Employment Agreements".
(5) This bonus amount includes 13,800 shares of Class B Common Stock valued at $27.125 per share granted in connection with Mr. Johnson's execution of an employment agreement with the Company and a special cash bonus to defray the tax liability associated with such stock grant. See "Executive Compensation -- Employment Agreements".
(6) In accordance with the rules of the Securities Exchange Act of 1934, as amended, no compensation information is provided with respect to Mr. Shaye for the years 1993 and 1992 which were prior to the acquisition by the Company of New Line. Compensation information with respect to Mr. Shaye for 1994 does not include any compensation paid to Mr. Shaye by New Line in 1994 prior to the Company's acquisition of New Line on January 28, 1994.
(7) This amount includes an aggregate of $32,200 received by Mr. Shaye in respect of a per diem allowance for certain business travel and $33,536 of imputed interest on an interest-free loan made by New Line to Mr. Shaye. See "Executive Compensation -- Certain Relationships and Related Transaction -- Other Transactions".
(8) The Company granted Mr. Shaye 50,000 shares of Class B Common Stock on September 30, 1994 under the Company's 1993 Stock Option and Equity-Based Award Plan. Such shares are subject to forfeiture if Mr. Shaye's employment with New Line is terminated under certain circumstances until the restrictions lapse on December 31, 1995. Dividends on such shares are paid to Mr. Shaye. The value of the restricted stock award on December 31, 1994 was $818,750 on the basis of a closing price of the Company's Class B Common Stock of $16.375 per share.

STOCK OPTION GRANTS IN 1994

     The following table sets forth information concerning stock option grants during 1994 to the named executive officers.

                               INDIVIDUAL GRANTS

                                 NUMBER OF
                                 SECURITIES    % OF TOTAL
                                 UNDERLYING      OPTIONS     EXERCISE
                                  OPTIONS      GRANTED TO     OR BASE
                                  GRANTED       EMPLOYEES      PRICE       EXPIRATION        GRANT DATE
             NAME                 (#)(1)         IN 1994     ($/SH)(1)        DATE      PRESENT VALUE ($)(2)
- -------------------------------  ---------     -----------   ---------     ----------   --------------------
R. E. Turner...................          0           --            --              --                --
Terence F. McGuirk.............     40,000         0.77        17.625        05/23/04           304,400(3)
Scott M. Sassa.................     35,000         0.67        17.625        05/23/04           266,350(3)
W. Thomas Johnson..............     30,000         0.58        17.625        05/23/04           228,300(3)
Robert Shaye...................  2,100,000(4)     40.41        26.250(4)     07/27/99        18,921,000(5)

- ---------------

(1) The grants to Messrs. McGuirk, Sassa and Johnson were made under the Company's 1988 Stock Option Plan. The grant to Mr. Shaye was made under the Company's 1993 Stock Option and Equity-Based Award Plan. Grants to Messrs. McGuirk, Sassa and Johnson were approved by the Stock Option and Compensation Committee and the Board of Directors of the Company on May 23, 1994. Such grants vest annually, commencing on the second anniversary of the grant date, at a rate of 33 1/3% of the grant. The exercise price is the closing price of the Class B Common Stock on the American Stock Exchange on the date of the grant.
(2) This calculation is based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Class B Common Stock at a future date. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the assumptions described in footnotes 3 and 5 to the above table.
(3) The estimated value of the options granted to Messrs. McGuirk, Sassa and Johnson were based upon a grant date of May 23, 1994, using both the exercise price and the market value of the Class B Common Stock on the date of grant of $17.625. The following assumptions were used in such calculation: expected stock volatility of 0.3109 based upon the weekly closing prices of the Class B Common Stock over the two-year period ending on the date of grant, a dividend yield of 0.40% based upon the annualized dividend divided by the stock price of the Class B Common Stock on the date of grant, a risk free interest rate of 7.09% based upon the yield as of the date of grant on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the option, and an expected time of exercise of seven years after the date of grant and a 3% per year forfeiture rate, both based upon the Company's experience.
(4) This grant was made to Mr. Shaye in connection with his execution of an employment agreement with New Line at the time of the Company's acquisition of New Line. One million options of such grant vest annually, commencing on December 31, 1994, at a rate of 20% of the grant. The remaining 1.1 million options of such grant vest annually, commencing on March 15, 1995, provided that New Line meets certain performance goals, at a rate of 200,000 options per year for each of four years and 300,000 options in the fifth year. To the extent that certain performance goals are not met in any year and the related options do not vest, such options may vest in subsequent years if performance goals are exceeded to the extent of past shortfalls in performance.
(5) The estimated value of the options granted to Mr. Shaye was based upon a grant date of January 28, 1994, using both the exercise price of $26.25 and the opening market value of the Class B Common Stock on January 28, 1994 of $26.25. The following assumptions were used in such calculation: expected stock volatility of 0.3051 based upon the weekly closing prices of the Class B Common Stock over the two-year period ending on the date of grant, a dividend yield of 0.27% based upon the annualized dividend divided by the stock price of the Class B Common Stock on the date of grant, a risk free interest rate of 5.13% based upon the yield as of the date of grant on a U.S. Government Zero Coupon Bond with a maturity equal to the term of the option, and a 3% per year forfeiture rate, based upon the Company's experience. Given the 5 1/2 year term of the stock option grant, no early exercise assumption was used to determine the value of the option grant.

AGGREGATED STOCK OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised during 1994 by the named executive officers and the value of unexercised options held by them as of December 31, 1994.

                                                            NUMBER OF SECURITIES                 VALUE OF
                                                           UNDERLYING UNEXERCISED               UNEXERCISED
                             SHARES                          OPTIONS AT FISCAL                  OPTIONS AT
                            ACQUIRED                            YEAR-END (#)              FISCAL YEAR-END ($)(1)
                               ON           VALUE       ----------------------------    ---------------------------
          NAME            EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- ------------------------  ------------   ------------   -----------    -------------    -----------   -------------
R. E. Turner............        0              --                 0              0               --          --
Terence F. McGuirk......        0              --           314,999        455,001          480,750          --
Scott M. Sassa..........        0              --            46,666        558,334           80,125          --
W. Thomas Johnson.......        0              --           219,999        280,001          384,600          --
Robert Shaye............        0              --         1,858,088(2)   1,900,000        8,524,817          --

- ---------------

(1) These amounts represent the excess of the fair market value of the Class B Common Stock of $16.375 per share as of December 31, 1994, above the exercise price of the options.
(2) Includes 1,658,088 options granted to Mr. Shaye by New Line prior to the Company's acquisition of New Line. Pursuant to such acquisition, the New Line options were converted into options exercisable for shares of the Company's Class B Common Stock. Also includes 200,000 options which vested on December 31, 1994 in accordance with the terms of the 2.1 million option grant which Mr. Shaye received in connection with his execution of an employment agreement with New Line at the time of the Company's acquisition of New Line.

EMPLOYMENT AGREEMENTS

     By the beginning of 1994, the Company had entered into four-year employment agreements with Messrs. McGuirk, Sassa and Johnson. Under Mr. McGuirk's employment agreement dated as of December 20, 1993, he serves as Executive Vice President of the Company for a minimum annual base salary of $855,000 and a minimum annual bonus of $645,000 under the Turner Incentive Plan (provided certain Company performance targets are met). Under Mr. Sassa's employment agreement dated as of January 1, 1994, he serves as Vice President-Turner Entertainment Group of the Company for a minimum annual base salary of $805,000 and a minimum annual bonus of $645,000 under the Turner Incentive Plan (provided certain Company performance targets are met). Under Mr. Johnson's employment agreement dated as of December 20, 1993, he serves as Vice President-News of the Company for a minimum annual base salary of $700,000 and a minimum annual bonus of $350,000 under the Turner Incentive Plan (provided certain Company performance targets are met). The employment agreements for Messrs. McGuirk, Sassa and Johnson provide for annual increases in base salary of approximately five percent. During their respective terms of employment with the Company, Messrs. McGuirk, Sassa and Johnson will be eligible to participate in the Company's LTIP, Retirement

Savings Plan, Supplemental Benefit Plan, Supplemental Executive Retirement Plan and health benefit plans. Under each such employment agreement, the executive officer's employment with the Company may not be terminated except for "cause" (as defined therein). Upon a change of control of the Company, each of Messrs. McGuirk, Sassa and Johnson will be entitled to terminate his employment with the Company and receive all earned and vested compensation (including annual bonus and payments under the Company's LTIP) as of the date of such termination. Under their respective employment agreements, Messrs. McGuirk, Sassa and Johnson have agreed not to compete with the Company for 12 months following the termination of their employment under certain circumstances.

     At the time of the Company's acquisition of New Line, Mr. Shaye entered into an employment agreement with New Line with a term which began on January 28, 1994 and expires on December 31, 1998. Mr. Shaye's employment agreement provides for, among other things, a minimum annual base salary of $1.5 million, annual bonus compensation ranging from a minimum of 25% of base salary to a maximum bonus of 125% of base salary, determined on the basis of the achievement of certain performance goals by New Line and the Company, and a grant of 50,000 shares of Class B Common Stock and stock options for 2.1 million shares of Class B Common Stock (1.1 million of which vest on the basis of the achievement by New Line of certain performance goals). Mr. Shaye's employment agreement may be terminated by New Line for "cause" (as defined therein) or terminated by Mr. Shaye for "good reason" (as defined therein). In the event New Line terminates Mr. Shaye's employment agreement without "cause" or Mr. Shaye terminates his employment agreement for "good reason", Mr. Shaye will be entitled to the base salary, bonus and stock options (each as if 100% of the performance goal had been met for each year subsequent to the termination) due under his employment agreement for the remainder of its term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information with respect to certain relationships and related party transactions involving entities with which members of the Company's Stock Option and Compensation Committee are affiliated is set forth below under the caption "Compensation Committee Interlocks and Insider Participation," and comparable information with respect to entities with which other members of the Company's Board of Directors are affiliated is set forth below under the caption "Other Transactions."

  Compensation Committee Interlocks and Insider Participation

     The Stock Option and Compensation Committee is currently comprised of three Class C Directors and one Common Stock Director who are all identified in the next succeeding paragraph. The members of the Committee, as well as the four other Class C Directors, are affiliated with entities which were investors in the Company's 1987 Units Offering and which have ongoing business relationships with the Company, primarily as operators, directly or through affiliates, of cable television systems which receive and distribute to their subscribers programming provided by the Company's cable television operations. For purposes of the following discussion, Comcast, Continental, and the other entities previously reflected in the table set forth under the caption "Security Ownership of Certain Beneficial Owners" are collectively referred to as the "Affiliated Holders."

     The present members of the Stock Option and Compensation Committee have the following relationships with the Affiliated Holders: Michael J. Fuchs is Chairman and Chief Executive Officer of HBO; Timothy P. Neher is Vice Chairman of the Board of Directors of Continental; Brian L. Roberts is President of Comcast; and Fred A. Vierra is the Executive Vice President of TCI.

     During 1994, the Company recorded subscription fees from the Affiliated Holders (directly or through affiliated entities) for their receipt of the Company's cable services (Cable News Network ("CNN"), Turner Network Television ("TNT"), Headline News, the Cartoon Network and Turner Classic Movies), before deductions for advertising allowances, as follows: TCI -- $123,739,000;
TWI -- $69,604,000; Continental -- $29,192,000; and Comcast -- $25,598,000.
These amounts constituted approximately 40% of the Company's total subscription fees recorded during 1994. Advertising revenues received by the Company during 1994 were also indirectly dependent to a substantial degree on cable television systems operated by the Affiliated Holders or their affiliates since subscribers to those systems constitute approximately 45%, 46%, 46%, 48% and 44% of the current cable audience coverage for TBS SuperStation, TNT, CNN, Headline News and the Cartoon Network, respectively.

     Pursuant to a film license agreement entered into in February 1985 and running through 1997, HBO may select and exhibit on its cable programming services certain of the motion pictures in the Turner Entertainment Co. ("TEC") film library owned by the Company. The Company received approximately $1,730,000, $3,460,000 and $3,460,000 during each year ended December 31, 1994,
1993 and 1992 under this agreement.

     Also, pursuant to an agreement entered into in October 1986, Lorimar Telepictures Corporation, a wholly-owned subsidiary of TWI, has an eight-year commitment with the Company to purchase $4,500,000 per year in reciprocal advertising time on the Company's networks. In addition, TWI placed advertising on the Company's networks which was not pursuant to any of the agreements discussed above. In total, the Company recorded advertising revenues, excluding reciprocal advertising agreements, of approximately $3,213,000, $7,516,000 and $9,388,000 in the years ended December 31, 1994, 1993 and 1992, respectively, for advertising placed on the Company's services by related parties.

     Pursuant to a 1986 agreement with the predecessor of Metro-Goldwyn-Mayer, Inc. ("MGM"), MGM became the designated distributor in the home video market of most MGM and pre-1950 Warner Bros. films in the TEC film library, both domestically and internationally, and certain RKO films internationally. The distribution agreement (the "Home Video Agreement") provides for a fifteen-year term commencing June 6, 1986 with distribution fees payable based primarily on the suggested retail price of the films sold. In November 1990, MGM entered into an agreement with Warner Home Video ("WHV"), a former subsidiary of TWI and now a division of TWE, wherein WHV agreed to service certain of MGM's obligations under the Home Video Agreement. Revenues recorded in 1994, 1993 and 1992 pursuant to this agreement were $104,080,000, $81,723,000 and $105,729,000, respectively.

     TWI and its subsidiaries have entered into license agreements with the Company pursuant to which the Company has acquired broadcast rights to certain television and theatrical product. The Company paid an aggregate of approximately $19,295,000, $13,933,000 and $13,196,000 for license fees during 1994, 1993 and 1992, respectively, under these agreements and is committed to pay $69,405,000 through 2001 under these agreements. TWI also has an investment in n-tv, a 24-hour German language news channel in which the Company owned a 30.3% limited partnership interest as of December 31, 1994.

     In February 1989, the Company entered into a joint venture arrangement with HBO to purchase satellite transponders. The joint venture is structured so that the purchased transponders are allocated by agreement between the Company and HBO, and the Company's obligations are limited solely to those transponders and ancillary service arrangements which are to be allocated to and used by the Company and its subsidiaries.

     Pursuant to a lease agreement entered into in 1993 relating to a satellite transponder, the Company received approximately $320,000 from HBO in 1994. In addition, pursuant to a lease agreement entered into in 1992 relating to a satellite transponder, the Company received from Liberty Media Corporation $1,824,000, $1,826,000 and $1,163,000 in 1994, 1993 and 1992, respectively.
Liberty Media Corporation is committed to pay approximately $10,640,000 through 2000 under such lease.

  Other Transactions

     Prior to the Company's acquisition of New Line, New Line had provided to Mr. Shaye a loan of $750,000 in connection with the purchase and renovation of a residence in California. Such loan is unsecured and does not bear interest. Under the terms of Mr. Shaye's current employment agreement with New Line, the loan shall be repaid in four equal installments on December 31, 1994, 1995, 1996 and June 30, 1997, provided that if the residence is sold or if Mr. Shaye's employment agreement is terminated for any reason, then the remaining unpaid indebtedness under the loan shall become immediately due and payable.

     Mr. Henry L. Aaron, Vice President -- Community Relations and a director of the Company since 1980, is indebted to the Company for a non-interest bearing advance secured by and payable out of deferred compensation, payable in 240 monthly installments which began in January 1983. The largest amount of such indebtedness outstanding since January 1, 1994 was approximately $112,000, with a balance of $97,000 remaining outstanding on December 31, 1994.

     The TBS SuperStation signal is retransmitted by a common carrier, Southern Satellite Systems, Inc. ("Southern"), which is controlled by an indirect wholly-owned subsidiary of Liberty Media Corporation, a wholly-owned subsidiary of TCI. Mr. Peter R. Barton is President of Liberty Media Corporation. The Company does not have a contract with Southern and does not receive compensation for such transmission. This retransmission of the TBS SuperStation signal by Southern could be discontinued by the carrier, subject to Southern's contracts with the local cable systems. In view of the substantial aggregate fees received by Southern from the local cable systems for the TBS SuperStation signal, the Company considers voluntary discontinuance of such retransmission by Southern to be unlikely.

     Turner Sports Programming, Inc., a wholly-owned subsidiary of the Company, has a 44% interest in SportSouth Network, Ltd. ("SportSouth"), a limited partnership in which Liberty Media Corporation also has a 44% interest. SportSouth operates SportSouth Network, a regional sports network serving the Southeast United States, the revenues of which are principally derived from the sale of advertising time and the subscription sale of its service to cable operators.

     All of the Affiliated Holders and Liberty Media Corporation have interests in cable programming services which compete with the services offered by the Company for cable system viewers, for channel space on low channel capacity cable systems and, in several cases, for advertising funds. Among the significant competing services are HBO and Cinemax, which are operated by an affiliate of TWI, The Discovery Channel, in which TCI has an interest, and American Movie Classics and The Black Entertainment Network, in which Liberty Media Corporation has interests.

     In addition to the relationships of the members of the Stock Option and Compensation Committee with the Affiliated Holders, as previously described (see "Compensation Committee Interlocks and Insider Participation"), the remaining Class C Directors have the following relationships with the Affiliated Holders:
Gerald M. Levin is the Chairman and Chief Executive Officer of TWI; Joseph J. Collins is Chairman and Chief Executive Officer of Time Warner Cable; John C. Malone is the President and Chief Executive Officer and a director of TCI; and Peter R. Barton is the President of Liberty Media Corporation.

PERFORMANCE GRAPHS

     The following graphs compare the cumulative shareholder returns on the Company's Class A Common Stock and Class B Common Stock with the comparable cumulative returns of the S&P 500 Index and a peer group index comprised of the common stock of the companies listed below, excluding the Company, for the five-year period commencing December 31, 1989 and ended December 31, 1994, and the seven-year period commencing December 31, 1987 and ended December 31, 1994. The peer group index is based on a selection of companies operating in the television and filmed entertainment business (Capital Cities/ABC, Inc., CBS Inc., Comcast Corporation (Class A Common Stock), Paramount Communications, Inc., Tele-Communications, Inc. (Class A Common Stock), The Walt Disney Company, Time Warner Inc. and Viacom, Inc. (Class A Common Stock)). The annual return for the peer group index is weighted based on the capitalization of each of the companies within the peer group at the beginning of each period for which a return is indicated. The graphs assume that the value of the investment in the Class A Common Stock and the Class B Common Stock and each index was $100 on December 31, 1989 and December 31, 1987, respectively, and that all dividends were reinvested. In 1987, there was a recapitalization of the Company which resulted in the dual classes of common stock as well as the issuance of preferred stock to the Units Investors (see "I. Election of Directors -- Nomination and Voting Arrangements"). The seven-year performance graph illustrates the relative performance of the Company since such recapitalization.

                    CUMULATIVE TOTAL SHAREHOLDER RETURN FOR
                    FIVE-YEAR PERIOD ENDED DECEMBER 31, 1994

                                   (GRAPH)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        TURNER CLASS A  TURNER CLASS B     S&P 500       PEER GROUP
12/31/89                                100.00          100.00          100.00          100.00
12/31/90                                 67.57           67.50           96.89           83.63
12/31/91                                137.38          138.75          126.28           98.83
12/31/92                                127.29          127.08          135.88          131.42
12/31/93                                162.76          162.91          149.52          169.75
12/31/94                                 98.19           99.18          151.55          160.16

                    CUMULATIVE TOTAL SHAREHOLDER RETURN FOR
                   SEVEN-YEAR PERIOD ENDED DECEMBER 31, 1994

                                    (GRAPH)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        TURNER CLASS A  TURNER CLASS B     S&P 500       PEER GROUP
12/31/87                                100.00          100.00          100.00          100.00
12/31/88                                155.17          164.79          116.50          115.78
12/31/89                                464.36          563.68          153.30          165.61
12/31/90                                313.79          380.28          148.52          138.51
12/31/91                                637.93          781.69          193.58          163.67
12/31/92                                591.10          715.96          208.31          217.64
12/31/93                                755.81          917.80          229.21          281.12
12/31/94                                455.95          558.78          232.32          265.25

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Performance Graphs and the Report of the Stock Option and Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings.

                        II. RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has selected Price Waterhouse LLP ("Price Waterhouse") as the Company's independent public accountants for the fiscal year ending December 31, 1995, subject to ratification by the shareholders. Price Waterhouse served in such capacity for the fiscal year ended December 31, 1994 and previously. A representative of Price Waterhouse is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                    III. PROPOSAL TO APPROVE AN AMENDMENT TO
                      THE TURNER BROADCASTING SYSTEM, INC.
                 1993 STOCK OPTION AND EQUITY-BASED AWARD PLAN

     On November 15, 1993, the Board of Directors of the Company approved the Turner Broadcasting System 1993 Stock Option Plan. Upon recommendation of the Stock Option and Compensation Committee (the "Compensation Committee") of the Board of Directors, on April 15, 1994, the Board of Directors of the Company approved an amended and renamed version of such plan, the Turner Broadcasting System, Inc. 1993 Stock Option and Equity-Based Award Plan (the "1993 Plan"), which provides for a wider variety of equity-based awards. The shareholders of the Company approved the 1993 Plan on July 26, 1994. The purpose of the 1993 Plan is to promote the interests of the Company and its shareholders by providing a means for selected key employees to acquire a proprietary interest in the Company, thereby strengthening the Company's ability to attract capable management personnel and providing an inducement for key employees to remain in the employ of the Company and to perform at their maximum levels. Awards may be granted under the 1993 Plan from November 15, 1993 until November 14, 2003.

     The 1993 Plan currently provides for the grant of stock options and other equity-based awards relating to up to an aggregate of 5,000,000 shares of the Company's Class B Common Stock ("Common Stock"). The Board of Directors has authorized, subject to shareholder approval, a 10,000,000 share increase in the number of shares of Common Stock as to which stock options and awards may be granted under the 1993 Plan from 5,000,000 shares to 15,000,000 shares.

     As a result of equity awards granted under both the 1993 Plan and the Company's 1988 Stock Option Plan in connection with recent acquisitions and employment agreements for certain executive officers, the number of shares of Common Stock remaining available under these plans is not sufficient for the Company to continue the granting of stock options and other equity-based awards in accordance with past practice. The Board of Directors, in consultation with the Compensation Committee, deems it to be in the best interest of the Company and its shareholders to amend the 1993 Plan to increase the number of shares of Common Stock subject to the grant of awards thereunder. This increase is necessary to facilitate the Company's policies with respect to providing long-term incentive compensation which aligns management's interest with those of other shareholders and encourages meaningful stock ownership by executives.

DESCRIPTION OF THE 1993 PLAN

     The following is a summary of the material features of the 1993 Plan and incorporates the proposed amendment as if such amendment had been approved by the requisite number of shares of the capital stock of the Company.

     The 1993 Plan provides for the grant of options and other awards relating to up to an aggregate of 15,000,000 shares of the Company's Common Stock. The 1993 Plan is administered by the Compensation Committee which consists of directors who are not eligible to participate in the 1993 Plan.

     The Compensation Committee under the 1993 Plan may grant at its discretion Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Non-Tandem Stock Appreciation Rights, Restricted Stock and Other Equity-Based Awards (collectively, "Awards"). Incentive Stock Options are intended to be treated as such within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Nonqualified Options are, in general, options which do not have the special income tax advantages associated with Incentive Stock Options. Stock Appreciation Rights are rights that, upon exercise, entitle the holder to receive in cash or Common Stock the excess of the fair market value of the underlying Common Stock on the date of exercise over its value on the date it was granted. Tandem Stock Appreciation Rights are Stock Appreciation Rights that are granted in conjunction with Nonqualified Options and Incentive Stock Options. Non-Tandem Stock Appreciation Rights are Stock Appreciation Rights that are granted without reference to any option. Restricted Stock is Common Stock subject to a restriction period during which the grantee is not permitted to transfer shares of Restricted Stock awarded under the 1993 Plan. Other Equity-Based Awards are awards under the 1993 Plan that are valued in whole or in part by reference to or are payable in or otherwise based on Common Stock.

     The Compensation Committee will determine which employees of the Company and its subsidiaries will be granted Awards, the time or times when an Award may be granted, the number of shares of Common Stock subject to an Award granted to any employee, the type of Award granted, the option price of an Award and the other terms and conditions governing the Award. An employee may be granted Awards with respect to a maximum of 2,500,000 shares in any calendar year. Key employees, including officers and directors, of the Company and its subsidiaries will be eligible to receive Awards, but directors of the Company or its subsidiaries who are not employees and directors serving on the Committee will not be eligible. Shares subject to an Award which terminates, expires or is cancelled with the consent of the optionee will again be available for the grant of Awards under the 1993 Plan. Shares granted under the 1993 Plan may be authorized but unissued shares, shares issued and reacquired by the Company or any combination thereof.

     No Awards granted under the 1993 Plan are transferable by the grantee other than by will or by the laws of descent and distribution, and each Award is exercisable, during the lifetime of the grantee, only by the grantee. A grantee may designate a beneficiary to receive his Award in the event of the grantee's death prior to exercise of the Award. An Award will terminate upon a grantee's termination of employment for cause or by the voluntary action of the grantee without the consent of the Company or the subsidiary (a "Terminating Event"). Upon a grantee's death while an employee of the Company or a subsidiary or within three months of the termination of such employment (other than with respect to a Terminating Event), an Award will terminate one year from the date of death or upon the expiration of the Award, whichever is earlier. Upon the termination of a grantee's employment because of permanent disability, an Award will terminate one year after the date of termination or upon the expiration of the Award, whichever is earlier. Upon a grantee's termination of employment other than by death or permanent disability and other than in connection with a Terminating Event, an Award will terminate ninety days after the date of termination or upon the expiration of the Award, whichever is earlier. The Compensation Committee, at its discretion, may establish different terms and conditions pertaining to the effect on an Award of the death, disability or other termination of employment of a grantee to the extent permitted by applicable federal and state law.

     The exercise price of all Incentive Stock Options granted under the 1993 Plan is determined by the Compensation Committee but must be at least equal to the greater of the fair market value of the Common Stock subject to the option on the date of grant or the par value per share of the Common Stock. The exercise price of all Nonqualified Options shall be determined by the Compensation Committee at the time of grant but shall not be less than the aggregate par value of the shares of Common Stock subject to the option. The term of each Incentive Stock Option will be as determined by the Compensation Committee but will in no event be greater than ten years from the date of grant. With respect to any Incentive Stock Option granted to a participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock on the date of the grant, the exercise price of the option must be at least equal to the greater of 110% of the fair market value of the Common Stock subject to the option on the date of grant or the par value of the Common Stock and the option may not be exercisable more than five years after the date of grant. The Company will receive no consideration upon the grant of options.

     The aggregate fair market value of the Common Stock (determined at the time of grant) for which Incentive Stock Options granted under the 1993 Plan and any other plan of the Company or a subsidiary may be exercisable for the first time by any employee during any calendar year, cannot exceed $100,000. In addition, no option granted under the 1993 Plan is exercisable within six months from the date it is granted. The 1993 Plan permits the exercise of options either by a cash payment or, with the approval of the Compensation Committee, by surrender of shares of Common Stock owned by the grantee for at least six months and having a fair market value equal to the exercise price, by a combination of cash and such shares, or by any other method approved by the Compensation Committee.

     Tandem Stock Appreciation Rights may be granted in conjunction with all or a portion of an option. With respect to a Nonqualified Stock Option, Tandem Stock Appreciation Rights may be granted either at or after the time of such grant. With respect to an Incentive Stock Option, Tandem Stock Appreciation Rights may be granted only at the time the Incentive Stock Option is granted. A Tandem Stock Appreciation Right terminates upon the termination of the related option and is only exercisable at such times and to the extent the related option is exercisable.

     The Compensation Committee determines the term of Non-Tandem Stock Appreciation Rights but such term can not exceed ten years. Non-Tandem Stock Appreciation Rights are exercisable at such times as provided by the Compensation Committee, except that Non-Tandem Stock Appreciation Rights are not exercisable during the first six months of the term thereof except in the event of the grantee's death or disability during such six-month period.

     Shares of Restricted Stock may be issued alone or in addition to other Awards under the 1993 Plan. The Compensation Committee determines to whom and at what times grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid for Restricted Stock, the vesting schedule and all other terms and conditions relating to awards of Restricted Stock. The Compensation Committee also establishes the period during which the Restricted Stock cannot be transferred, provided that such period cannot be less than six months.

     Other Equity-Based Awards and Awards valued in whole or in part by reference to or payable in or otherwise based on Common Stock may be granted either alone or in tandem with other Awards. The Compensation Committee determines to whom and at what times grants of Other Equity-Based Awards will be made, the number of shares to be awarded and all other terms and conditions relating to such Awards.

     The Compensation Committee may, within the limitations of the 1993 Plan, modify, extend or renew outstanding Awards granted under the 1993 Plan, or accept the surrender of outstanding Awards and authorize the granting of new Awards in substitution therefor. No modification may, without the consent of the grantee, alter or impair any rights or obligations theretofore granted to the grantee.

     The total number and character of shares subject to Awards and the number and character of shares subject to outstanding Awards and the exercise price will be appropriately adjusted by the Compensation Committee in the event of any stock dividend, subdivision or combination of shares or reclassification. The Compensation Committee may also make appropriate adjustments in the event of a merger or consolidation of the Company or a tender offer for shares of Common Stock.

     The Board of Directors may from time to time amend, modify, suspend or terminate the 1993 Plan, but may not, without the written consent of the grantee, make any such alteration which would impair the rights of a holder of an outstanding Award. Certain amendments to the 1993 Plan require shareholder approval.

FEDERAL INCOME TAX CONSEQUENCES

     Under current federal income tax law, an employee will not realize taxable income by reason of either the grant or the exercise of an Incentive Stock Option, and the Company will not receive an income tax deduction at either such time. However, any appreciation in share value since the date of grant will be an item of adjustment at the time of exercise in determining liability for the alternative minimum tax. If an employee exercises an Incentive Stock Option and delivers shares of Common Stock as payment for part or all of the option price of the stock purchased ("Payment Stock"), no gain or loss will be recognized with respect to the stock delivered and no tax will be payable with respect to the Payment Stock or the stock purchased. However, if the Payment Stock was acquired pursuant to the exercise of an Incentive Stock Option and the required holding period in order to obtain favorable tax treatment to such stock is not met as of the date such stock is delivered, the employee will be treated as having sold the Payment Stock in an early disposition and will be subject to the rules described below for early disposition with respect to the Payment Stock. The employee's basis in such new Incentive Stock Option stock that he receives upon exercise of the option in exchange for the Payment Stock is the same as his basis in the Payment Stock increased by any amount included in gross income as ordinary income due to any disqualifying disposition and any cash paid on the exercise. The holding period of these newly acquired shares will include the holding period of the Payment Stock. To the extent the number of shares received exceeds the number of shares tendered, the employee's basis in the additional new shares received upon exercise of the Incentive Stock Option is zero and these shares have a holding period that commences on the date of exercise of the Incentive Stock Option.

     If an employee exercises an Incentive Stock Option and does not dispose of the shares within two years from the date of grant and one year from the date of exercise, the entire gain, if any, realized upon disposition will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If, however, an employee disposes of shares prior to the expiration of the holding periods described above, the employee will generally realize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the holder. Any additional appreciation will be treated as a capital gain (long-term or short-term depending on how long the employee held the shares prior to disposition) and the Company will not be entitled to any further deductions for federal income tax purposes. If the amount realized by the employee is less than the value of the shares upon exercise, then the amount of ordinary income and the corresponding Company deduction is equal to the excess of the amount realized over the option price.

     As to the Nonqualified Stock Options, there will be no federal income tax consequences to either the employee or the Company on the grant of the option. Additionally, if an employee exercises a Nonqualified Stock Option and delivers shares of Common Stock as payment for part or all of the option price of the stock purchased, no gain or loss will be recognized with respect to the stock delivered. To the extent an employee receives more shares of stock pursuant to the exercise of the option than shares of stock delivered, the fair market value of this excess, less any cash paid by the employee, will be taxed as ordinary income and will be subject to applicable tax withholding. On the exercise of a Nonqualified Stock Option, the employee (except as described below) recognizes taxable ordinary income equal to the difference between the exercise price of the shares and the fair market value of the shares on the exercise date. The Company will be entitled to a tax deduction in an amount equal to the employee's taxable ordinary income provided the Company undertakes applicable tax withholding. Upon disposition of the stock by the employee, he will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the stock, which will include the amount previously recognized by him as ordinary income. The holding period for capital gains purposes will commence on the day the optionee acquires the shares pursuant to the option.

     The exercise of a Stock Appreciation Right will result in ordinary income to the holder in the year the Stock Appreciation Right is exercised. The amount of income recognized will be equal to the total value of all cash and the fair market value of the Common Stock received pursuant to the exercise of the Stock Appreciation Right. The Company will be entitled to a corresponding income tax deduction equal to such amount provided the Company undertakes applicable tax withholding. The tax treatment of a Stock Appreciation Right is the same whether the Stock Appreciation Right is exercised in conjunction with an Incentive Stock Option or a Nonqualified Stock Option.

     The receipt of Restricted Stock will result in ordinary income to the grantee when the restriction lapses. The amount of income recognized will be equal to the fair market value of the Common Stock. The Company will be entitled to a corresponding income tax deduction equal to such amount provided the Company undertakes applicable tax withholding. Upon disposition of the stock by the employee, he will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and his basis for the stock, which will include the amount previously recognized by him as ordinary income. The holding period for capital gains purposes will commence on the day the grantee received the shares of Restricted Stock.

     The foregoing federal income tax information is a summary only and does not purport to be a complete statement of the relevant provisions of the Code.

     As of March 31, 1995, under the 1993 Plan, 2,150,000 Awards had been granted to Robert Shaye, 1,000 Awards had been granted to each of Henry L. Aaron and Rubye M. Lucas, who are each employees of the Company, current directors who are not executive officers and nominees for election as directors, and 2,194,400 Awards had been granted to all other employees of the Company, including current officers who are not executive officers, as a group. Except as noted above, no other Award grants have been made under the 1993 Plan to any other persons, including current executive officers (including the named executive officers), current directors who are not executive officers, each nominee for election as a director, each associate of any such executive officers, directors or nominees and each other person receiving five percent of such options. Award grants have been made to certain of the aforementioned persons under the Company's 1988 Stock Option Plan.

     Awards under the 1993 Plan are based upon the Company's performance. Accordingly, future awards under the 1993 Plan are not determinable at this time.

     On April 26, 1995, the closing price of the Common Stock was $17.875 per share.

VOTE REQUIRED FOR APPROVAL

     Approval of the amendment to the 1993 Plan requires the affirmative vote of the holders of a majority of the shares of the Class A Common Stock, the Class B Common Stock and the Class C Preferred Stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares voted as abstaining will be treated as present and entitled to vote, thus having the effect of a vote in opposition of approval of the amendment to the 1993 Plan, while broker non-votes will have no effect on the outcome of the vote on the amendment to the 1993 Plan.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1993 PLAN.

                 IV. SHAREHOLDER PROPOSAL TO LIMIT THE LOCATION
                     OF THE ANNUAL MEETING OF SHAREHOLDERS

     The Company has been advised that Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, holder of 300 shares of Class A Common Stock, proposes to submit the following resolution at the 1995 Annual Meeting of Shareholders:

     "Resolved: "That the stockholders of Turner Broadcasting recommend that the Board of Directors take the necessary steps to have future annual meetings take place in the U.S.A. only."

     "Reasons: "Last year's annual meeting took place in St. Petersburg (formerly Leningrad) Russia."

     "Most Company officers attended. Several outside directors did not attend."

     "It would have been very costly for outside independent shareholders to attend. While we do believe that the Company should rotate from time to time outside of its Atlanta headquarters, this should only take place in the U.S.A."

     "CNN has bureaus in cities such as New York, Los Angeles, Washington, D.C. and many other U.S.A. locations. Such cities would be ideal for rotated annual meetings."

     "If you AGREE, please mark your proxy FOR this resolution."

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     In the opinion of management and the Board of Directors, limiting the location of the annual meeting of shareholders to within the United States is not in the best interest of the Company. International markets are important to the Company, both in terms of revenue and operations. For the year ended December 31, 1994, $393 million, or approximately 14%, of the Company's revenues were generated outside of the United States, a 64% increase from 1993. The Company owns and operates five news and entertainment networks that are telecast internationally -- CNN International, TNT Latin America, Cartoon Network Latin America, TNT & Cartoon Network Europe and TNT & Cartoon Network Asia -- and such networks reach an aggregate of approximately 113 million households worldwide. In addition, Turner International operates sales offices in Europe, Asia and Latin America; CNN operates 20 bureaus in various cities outside the United States; and the Company's Entertainment Production and Distribution companies -- Castle Rock Entertainment, New Line Cinema Corporation, Turner Pictures Worldwide and Hanna-Barbera -- each produce films for international distribution.

     Only twice in the Company's history has the annual meeting of shareholders been held outside of Atlanta, Georgia, the location of the Company's principal place of business. In 1990, the annual meeting was held in Seattle, Washington in connection with the 1990 Goodwill Games. Last year's annual meeting of shareholders was held in St. Petersburg, Russia in conjunction with the 1994 Goodwill Games. The Company has elected to hold annual meetings at the various sites of the Goodwill Games, in part, to demonstrate its support of and commitment to the Games. The Company has been producing the Goodwill Games since their inception in 1986, and has invested approximately $72 million to produce and telecast the 1994 Goodwill Games. The Goodwill Games have evolved into a major international sporting event, being telecast to 128 countries in 1994. The Company views the international market and international events such as the Goodwill Games as important sources for future revenue growth.

     Article I, Section I of the Company's By-Laws specifically permits the Board of Directors to determine the location of the annual meetings of shareholders, and does not limit the locations that may be chosen. In addition,
Section 14-2-701(a) of the Georgia Corporation Code specifically permits annual meetings of shareholders to be held "out of this state at the place stated in or fixed in accordance with the bylaws," including outside of the United States. It is the opinion of management that it has been and may be again in the future appropriate and advantageous for the Company, as a competitor in the international markets, to hold certain of its annual meetings outside of the United States.

     In the future, the Board of Directors may again determine that, in the best interest of the Company and its shareholders, the annual meeting of shareholders should be held in a location outside the United States. Accordingly, the Board of Directors respectfully requests shareholders to vote against this proposal.

                               V. OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than as set forth in Items I, II, III and IV of this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

SHAREHOLDERS' PROPOSALS

     Any shareholder of the Company who wishes to present a proposal at the 1996 annual meeting of shareholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must deliver a copy of such proposal to the Company at One CNN Center, Atlanta, Georgia 30303, Attention: Corporate Secretary, no later than January 3, 1996; however, if next year's annual meeting of shareholders is held on a date more than 30 days before or after the corresponding date of the 1995 Annual Meeting, any shareholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any shareholder's proposal which does not comply with the rules of the SEC for inclusion therein.

     You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy.

                                                                      APPENDIX A

                        TURNER BROADCASTING SYSTEM, INC.
                     ONE CNN CENTER, ATLANTA, GEORGIA 30303

                           CLASS A COMMON STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 1995

    The undersigned hereby appoints R. E. TURNER, STEVEN W. KORN, and WAYNE H. PACE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Class A Common Stock of Turner Broadcasting System, Inc. held of record by the undersigned on April 24, 1995, at the Annual Meeting of Shareholders to be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m., local time, on Friday, June 9, 1995, and any adjournments thereof.

1.   Election of Common Stock Directors     / / FOR all nominees listed below                  / / WITHHOLD AUTHORITY to vote
                                            (except as written to the contrary below)          for all nominees listed below

                       R. E. Turner; Henry L. Aaron; W. Thomas Johnson; Rubye M. Lucas; Terence F. McGuirk;
                                          Brian L. Roberts; Scott M. Sassa; Robert Shaye.
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1995.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. Proposal to amend the Turner Broadcasting System, Inc. 1993 Stock Option and Equity-Based Award Plan.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. Shareholder proposal with respect to the limitation of the location of annual meetings of the Company.

                   / / FOR        / / AGAINST        / / ABSTAIN

5. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3 AND "AGAINST" ITEM 4.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.
                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

                                            If stock is held in the name of two
                                            or more persons, all must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:
                                            ------------------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature If Held Jointly

                                                                      APPENDIX B

                        TURNER BROADCASTING SYSTEM, INC.
                     ONE CNN CENTER, ATLANTA, GEORGIA 30303

                           CLASS B COMMON STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 1995

    The undersigned hereby appoints R. E. TURNER, STEVEN W. KORN, and WAYNE H. PACE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Class B Common Stock of Turner Broadcasting System, Inc. held of record by the undersigned on April 24, 1995, at the Annual Meeting of Shareholders to be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m., local time, on Friday, June 9, 1995, and any adjournments thereof.

1.   Election of Common Stock Directors     / / FOR all nominees listed below                   / / WITHHOLD AUTHORITY to vote
                                            (except as written to the contrary below)           for all nominees listed below

                       R. E. Turner; Henry L. Aaron; W. Thomas Johnson; Rubye M. Lucas; Terence F. McGuirk;
                                          Brian L. Roberts; Scott M. Sassa; Robert Shaye.
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1995.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. Proposal to amend the Turner Broadcasting System, Inc. 1993 Stock Option and Equity-Based Award Plan.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. Shareholder proposal with respect to the limitation of the location of annual meetings of the Company.

                  / / FOR        / / AGAINST        / / ABSTAIN

5. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3 AND "AGAINST" ITEM 4.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.
                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

                                            If stock is held in the name of two
                                            or more persons, all must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:
                                            ------------------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature If Held Jointly

                                                                      APPENDIX C

                        TURNER BROADCASTING SYSTEM, INC.
                     ONE CNN CENTER, ATLANTA, GEORGIA 30303

                   CLASS C CONVERTIBLE PREFERRED STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 1995

    The undersigned hereby appoints R. E. TURNER, STEVEN W. KORN, and WAYNE H. PACE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Class C Convertible Preferred Stock of Turner Broadcasting System, Inc. held of record by the undersigned on April 24, 1995, at the Annual Meeting of Shareholders to be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m., local time, on Friday, June 9, 1995, and any adjournments thereof.

1.   Election of Class C Directors          / / FOR all nominees listed below               / / WITHHOLD AUTHORITY to vote
                                            (except as written to the contrary below)       for all nominees listed below

     Peter R. Barton; Joseph J. Collins; Michael J. Fuchs; Gerald M. Levin; John C. Malone; Timothy P. Neher, Fred A. Vierra.
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1995.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. Proposal to amend the Turner Broadcasting System, Inc. 1993 Stock Option and Equity-Based Award Plan.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. Shareholder proposal with respect to the limitation of the location of annual meetings of the Company.

                   / / FOR        / / AGAINST        / / ABSTAIN

5. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3 AND "AGAINST" ITEM 4.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.
                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

                                            If stock is held in the name of two
                                            or more persons, all must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:
                                            ------------------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature If Held Jointly